Exhibit 10

Execution Copy

CREDIT AGREEMENT

dated as of

January 13, 2010

among

FMC TECHNOLOGIES, INC.,

The Lenders Party Hereto

and

BANK OF AMERICA, N.A.

as Administrative Agent

DnB NOR BANK ASA

Syndication Agent

WELLS FARGO BANK, N.A.

and

U.S. BANK NATIONAL ASSOCIATION

Co-Documentation Agents

BANC OF AMERICA SECURITIES LLC and

DnB NOR BANK ASA

Joint Lead Arrangers and Joint Book Managers

-i-

-ii-

-iii-

Section 9.14	USA PATRIOT Act.	47

Section 9.15	No Advisory or Fiduciary Responsibility.	47

Section 9.16	Electronic Execution of Assignments and Certain Other Documents.	47

SCHEDULES:

Schedule 2.01	Commitments
Schedule 6.01	Existing Liens
Schedule 9.01	Administrative Agent’s Office; Certain Addresses for Notice

EXHIBITS:

Exhibit A	Form of Assignment and Assumption
Exhibit B	Form of Opinions of Borrower’s Counsel
Exhibit C	Form of Compliance Certificate
Exhibit D	Form of Commitment Increase Agreement
Exhibit E	Form of Joinder Agreement
Exhibit F	Form of Borrowing Request/Interest Election Request
Exhibit G	Form of Note

-iv-

CREDIT AGREEMENT dated as of January 13, 2010, among FMC TECHNOLOGIES, INC., the LENDERS party hereto, and BANK OF AMERICA, N.A., as Administrative Agent.

The parties hereto agree as follows:

ARTICLE I

Definitions

Section 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Adjusted Total Debt” means, at any date, all Debt (excluding Debt evidenced by Hybrid Securities up to an aggregate amount of 15% of Total Capitalization) of the Borrower and its Consolidated Restricted Subsidiaries, determined on a consolidated basis as of such date. For purposes of this definition, “Hybrid Securities” means any trust preferred securities or deferrable interest subordinated debt with a maturity of at least 20 years, which provides for the optional or mandatory deferral of interest or distributions, issued by the Borrower, or any business trusts, limited liability companies, limited partnerships or similar entities (i) substantially all of the common equity, general partner or similar interests of which are owned (either directly or indirectly through one or more wholly-owned Subsidiaries) at all times by the Borrower or any of the Subsidiaries, (ii) that have been formed for the purpose of issuing hybrid trust preferred securities or deferrable interest subordinated debt, and (iii) substantially all the assets of which consist of (A) subordinated debt of the Borrower or a Subsidiary, and (B) payments made from time to time on the subordinated debt.

“Administrative Agent” means Bank of America, N.A. in its capacity as administrative agent for the Lenders hereunder.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 9.01, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders in accordance with Section 9.01.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

“Applicable Rate” means, for any day, with respect to any Eurodollar Rate Loan, or with respect to the facility fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “Eurodollar Spread” and “Facility Fee Rate”, as the case may be, based upon the ratings by Moody’s and S&P, respectively, applicable on such date to the Index Debt:

Pricing Level	Index Debt Ratings: S&P Moody’s	Eurodollar Spread	Facility Fee Rate
Category 1	≥A-/A3	2.000%	.250%
Category 2	BBB+/Baa1	2.125%	.375%
Category 3	BBB/Baa2	2.250%	.500%
Category 4	BBB-/Baa3	2.625%	.625%
Category 5	≤BB+/Ba1	2.875%	.625%

For purposes of the foregoing, (i) if either Moody’s or S&P shall not have in effect a rating for the Index Debt (other than by reason of the circumstances referred to in the last sentence of this definition), then such rating agency shall be deemed to have established a rating in Category 5; (ii) if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall fall within different Categories, the Applicable Rate shall be based on the better of the two ratings unless one of the two ratings is two or more Categories lower than the other, in which case the Applicable Rate shall be determined by reference to the Category next below that of the better of the two ratings; and (iii) if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency, irrespective of when notice of such change shall have been furnished by the Borrower to the Agent and the Lenders pursuant to Section 5.01 or otherwise. Each change in the Applicable Rate resulting from a publicly announced change in a rating shall be effective during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the date of the next such public announcement thereof. If the rating system of Moody’s or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means each of Banc of America Securities LLC and DnB NOR Bank ASA, in their capacity as Joint Lead Arrangers and Joint Book Managers.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and Eligible Assignee, and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 0.50%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate” and (c) except during a Eurodollar Unavailability Period and except as provided in Section 2.21(b), the Eurodollar Rate plus 1.0%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Borrowing” means a Borrowing of Base Rate Loans.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means FMC Technologies, Inc., a Delaware corporation.

“Borrowing” means Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Rate Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower for a Revolving Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by Law to remain closed and, if such day relates to any Eurodollar Rate Loan, means any such day that is also a London Banking Day.

“Change in Law” means (a) the adoption of any Law, rule or regulation after the date of this Agreement, (b) any change in any Law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Change of Control” means an event or series of events by which:

(a) any Person or two or more Persons acting in concert (other than a Plan or Plans) shall, after the date of this Agreement, acquire beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended) of 20% or more of the outstanding shares of voting stock of the Borrower; or

(b) during any period of 12 consecutive months commencing before or after the date of this Agreement, individuals who at the beginning of such 12 month (or lesser) period were directors of the Borrower (together with any new directors whose election by the Borrower’s board of directors or whose nomination for election by the Borrower’s stockholders was approved by a vote of a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination was previously so approved) cease for any reason to constitute a majority of the board of directors of the Borrower.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Co-Documentation Agents” means the Co-Documentation Agents named on the cover of this Agreement.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to Section 2.20 or pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial aggregate amount of the Lenders’ Commitments is set forth on Schedule 2.01.

“Common Stock” means all capital stock of an issuer, except capital stock as to which both the entitlement to dividends and the participation in assets upon liquidation are by the terms of such capital stock limited to a fixed or determinable amount.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period, plus, without duplication and to the extent included in determining Consolidated Net Income for such period, the sum of (a) total income tax expense of the Borrower and its Consolidated Restricted Subsidiaries, (b) Consolidated Interest Expense, (c) depreciation, depletion and amortization expense of the Borrower and its Consolidated Restricted Subsidiaries, (d) amortization of intangibles (including goodwill) and organization costs of the Borrower and its Consolidated Restricted Subsidiaries and (e) any other non-cash charges, minus, to the extent included in determining Consolidated Net Income for such period, any non-cash credits of the Borrower and its Consolidated Restricted Subsidiaries.

“Consolidated Interest Expense” means, for any period with respect to the Borrower and its Consolidated Restricted Subsidiaries the sum of (a) all interest, premium payments, fees, charges and related expenses for such period in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, plus (b) the portion of rent expense with respect to such period under capital leases that is treated as interest, minus (c) interest income for such period.

“Consolidated Net Income” means, for any period, the net income (or loss) of the Borrower and its Consolidated Restricted Subsidiaries for such period, excluding, without duplication, (a) extraordinary items, (b) the effect of cumulative changes in generally accepted accounting principles and (c) any income (or loss) of any Unrestricted Subsidiary during such period, except to the extent of dividends received during such period by the Borrower or by a Consolidated Restricted Subsidiary.

“Consolidated Restricted Subsidiary” means, at any date, any Restricted Subsidiary the accounts of which would be consolidated with those of the Borrower in its consolidated financial statements as of such date.

“Consolidated Subsidiary” means, at any date, any Subsidiary or other entity the accounts of which would be consolidated with those of the Borrower in its consolidated financial statements as of such date.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Debt” of any Person means, at any date, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments (other than the non-negotiable notes of such Person issued to its insurance carriers in lieu of maintenance of policy reserves in connection with its workers’ compensation and auto liability insurance program), (c) all obligations of such Person to pay the deferred purchase price of property or services (including, except to the extent set forth in clause (iv), Earn-Out Obligations), except (i) trade accounts payable, (ii) expense accruals, (iii) deferred employee compensation items arising in the ordinary course of business, and (iv) Earn-Out Obligations in an amount not to exceed $150,000,000, (d) all obligations (contingent or non-contingent) of such Person to reimburse any other Person in respect of amounts payable or paid under a financial standby letter of credit or similar instrument, (e) all obligations of such Person as lessee under capital leases, (f) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person, and (g) all Guaranty Obligations of such Person in respect of the Debt of any other Person.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, fraudulent transfer or conveyance, or similar debtor relief Laws of the United States of America or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder unless such failure has been cured, or (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute or unless such failure has been cured.

“dollars” or “$” refers to lawful money of the United States of America.

“Earn-Out Obligations” of any Person means, at any date, earn-out or other similar contingent deferred purchase price payment obligations of such Person associated with acquisitions of equity interests or other assets, in the amount set forth as a liability on such Person’s balance sheet as of such date (or if such date is not the last day of a fiscal quarter, as of the last day of the most recently ended fiscal quarter).

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Eligible Assignee” means any Person (other than a natural Person) that meets the requirements to be an assignee under Section 9.04(b)(ii) (subject to any consents required by such Section); provided that, notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

“Environmental Laws” means all Laws, orders, decrees, judgments, injunctions or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources or the management, release or threatened release of any Hazardous Material.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any

Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Group” means the Borrower, any Restricted Subsidiary and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any Restricted Subsidiary, are treated as a single employer under Section 414 of the Code.

“Eurodollar Borrowing” means a Borrowing of Eurodollar Rate Loans.

“Eurodollar Base Rate” means:

(a) for any Interest Period with respect to a Eurodollar Rate Loan:

(i) the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA USD LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA USD LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two London Banking Days prior to the commencement of such Interest Period, for dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, or

(ii) if the rate referenced in the preceding clause (a) is not available at such time for any reason, then the “Eurodollar Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two London Banking Days prior to the commencement of such Interest Period; and

(b) for any interest rate calculation with respect to a Base Rate Loan on any date, the rate per annum equal to:

(i) BBA USD LIBOR at approximately 11:00 a.m., London time, determined two London Banking Days prior to such date for dollar deposits for a term of one month commencing that day; or

(ii) if such rate is not available at such time for any reason, the per annum rate determined by Administrative Agent to be the rate at which deposits in dollars for delivery on the date of determination in immediately available funds in the approximate amount of the Base Rate Loan being made, continued or converted by Bank of America and with a term equivalent to one month would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request on the date of determination.

“Eurodollar Rate” means for any Interest Period, a rate per annum determined by the Administrative Agent pursuant to the following formula:

Eurodollar Rate	=	Eurodollar Base Rate 1.00 – Eurodollar Reserve Percentage

“Eurodollar Rate Loan” means a Loan that bears interest based on the Eurodollar Rate. For the avoidance of doubt, the term “Eurodollar Rate Loan” does not include a Base Rate Loan.

“Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Board of Governors of the Federal Reserve System for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Eurodollar Rate for each outstanding Eurodollar Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

“Eurodollar Unavailability Period” means any period of time during which a notice delivered to the Borrower in accordance with Section 2.14 shall remain in force and effect.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the Laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the applicable Lender has a trade or business, office or other permanent establishment, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.19(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.17(a), and (d) in the case of any Foreign Lender, any withholding tax attributable to the Foreign Lender’s failure to comply with Section 2.17(e).

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by

Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means the fee letter dated December 3, 2009 among the Borrower, the Administrative Agent, and Banc of America Securities LLC, as Arranger.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer, assistant treasurer, director of treasury operations or controller of the Borrower and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the Borrower so designated by any of the foregoing officers in a notice to the Administrative Agent. Any document delivered hereunder that is signed by a Financial Officer of the Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of the Borrower and such Principal Officer shall be conclusively presumed to have acted on behalf of the Borrower.

“Foreign Lender” means any Lender that is organized under the Laws of a jurisdiction other than that in which the Borrower is organized. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guaranty Obligation” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guarantying or having the economic effect of guarantying any Debt or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Debt or other obligation of the payment or performance of such Debt or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligees in respect of such Debt or other obligation of the payment or performance thereof or to protect such obligees against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Debt or other obligation of any other Person, whether or not such Debt or other obligation is assumed by such Person; provided that the term “Guaranty Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guaranty Obligation shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guaranty Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guarantying Person in good faith.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Highest Lawful Rate” means, with respect to each Lender, the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received in respect of the Loans made by it and other amounts owed to it under this Agreement under Laws applicable to such Lender which are presently in effect or, to the extent allowed by Law, under such applicable Laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable Laws allow as of the date hereof.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Index Debt” means senior, unsecured, long-term indebtedness for borrowed money of the Borrower that is not guaranteed by any other Person (other than its Subsidiaries) or subject to any other credit enhancement.

“Interest Election Request” means a request by the Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.08.

“Interest Payment Date” means (a) with respect to any Base Rate Loan, the last day of each March, June, September and December and (b) with respect to any Eurodollar Rate Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the date 7 or 14 days (subject to availability to all Lenders) or one, two, three or six months thereafter, as the Borrower may elect; provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment” means any investment by any Person (the “Investor”) in any other Person (the “Investee”) whether by means of share purchase, capital contribution, loan, time deposit, incurrence of Guaranty Obligation or otherwise. It is understood that neither (a) an item reflected in the financial statements of the Investor as an expense nor (b) an adjustment to the carrying value of the Investee in the financial statements of the Investor (such as by reason of increased retained earnings of the Investee) constitutes the making or acquisition of an Investment for purposes hereof, and that the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, security interest or encumbrance of any kind in respect of such asset. For the purpose of this Agreement, the Borrower or any Subsidiary shall be deemed to own subject to a Lien any asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Loan Documents” means this Agreement, each Note and the Fee Letter.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“London Banking Day” means any day on which dealings in dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Material Adverse Effect” means an effect that results in or causes a material adverse effect (a) on the business, financial condition or operations of the Borrower and its Consolidated Subsidiaries, taken as a whole or (b) on the legality, validity or enforceability of this Agreement or any other Loan Document.

“Material Debt” means Debt (other than the Loans), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $50,000,000. For purposes of determining Material Debt, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Plan” means any Plan or Plans having aggregate Unfunded Liabilities in excess of $50,000,000.

“Material Subsidiary” means any Restricted Subsidiary in which the Borrower has an Investment, direct or indirect, of at least $10,000,000.

“Maturity Date” means January 14, 2013.

“Moody’s” means Moody’s Investors Service, Inc., and any successor thereto.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five year period.

“Net Worth” means, as to the Borrower at any date, the sum of (i) preferred stock, (ii) the face amount of Hybrid Securities outstanding at such date, not in excess of 15% of Total Capitalization, (iii) par value of common stock, (iv) capital in excess of par value of common stock, (v) stockholders’ equity and (vi) retained earnings less treasury stock of the Borrower, all as determined on a consolidated basis.

“Note” means a promissory note made by the Borrower payable to a Lender pursuant to Section 2.10(e).

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

“Participant” has the meaning set forth in Section 9.04.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Principal Officer” means, with respect to the Borrower, any of the following officers: Chairman of the Board, President, Secretary, Treasurer, any Vice President, or Director, Treasury Operations. If any of the titles of the preceding officers are changed after the date hereof, the term “Principal Officer” shall thereafter mean any officer performing substantially the same functions as are currently performed by one or more of the officers listed in the first sentence of this definition.

“Qualification” means, with respect to any certificate covering financial statements, a qualification to such certificate (such as a “subject to” or “except for” statement therein) (a) resulting from a limitation on the scope of examination of such financial statements or the underlying data, (b) as to the capability of the Person whose financial statements are certified to continue operations as a going concern or (c) which could be eliminated by changes in financial statements or notes thereto covered by such certificate (such as by the creation of or increase in a reserve or a decrease in the carrying value of assets) and which if so eliminated by the making of any such change and after giving effect thereto would occasion a Default; provided that neither of the following shall constitute a Qualification: (i) a consistency exception relating to a change in accounting principles with which the independent public accountants for the Person whose financial statements are being certified have concurred or (ii) a qualification relating to the outcome or disposition of threatened litigation, pending litigation being contested in good faith, pending or threatened claims or other contingencies, the impact of which litigation, claims or contingencies cannot be determined with sufficient certainty to permit quantification in such financial statements.

“Register” has the meaning set forth in Section 9.04.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Lenders” means, at any time, Lenders having Revolving Credit Exposures and unused Commitments representing at least 50% of the sum of the total Revolving Credit Exposures and unused Commitments at such time; provided that the Revolving Credit Exposure and unused Commitments held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock of the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or of any option, warrant or other right to acquire any such capital stock.

“Restricted Subsidiary” means any Subsidiary other than an Unrestricted Subsidiary.

“Revolving Borrowing” means a Borrowing.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the outstanding principal amount of such Lender’s Revolving Loans at such time.

“Revolving Loan” means a Loan made pursuant to Section 2.03.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Borrower.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

“Syndication Agent” means DnB NOR Bank ASA, in its capacity as Syndication Agent.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Total Capitalization” means, as to the Borrower at any date, the sum of Debt (determined at such date) plus, without duplication, Net Worth (determined as at the end of the most recent fiscal quarter of the Borrower for which financial statements pursuant to Section 5.01(a) or Section 5.01(b), as applicable, have been delivered).

“Transactions” means the execution, delivery and performance by the Borrower of this Agreement, the borrowing of Loans and the use of the proceeds thereof.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Eurodollar Rate or the Base Rate.

“Unfunded Liabilities” means, with respect to any Plan at any time, the amount (if any) by which (a) the present value of all benefits under such Plan exceeds (b) the fair market value of all Plan assets allocable to such benefits (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.

“Unrestricted Subsidiary” means any Subsidiary that is, from time to time, declared to be an Unrestricted Subsidiary by the Borrower in a writing to the Administrative Agent; provided that no Subsidiary may be designated as an Unrestricted Subsidiary if (a) on the effective date of designation, a Default or Event of Default has occurred and is continuing, or (b) a Default or Event of Default would result from such designation.

Section 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurodollar Rate Loan”). Borrowings also may be classified and referred to by Type (e.g., a “Eurodollar Borrowing”).

Section 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.04 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), then the Lenders and the Borrower shall negotiate in good faith to amend such provision to preserve the original intent thereof; provided that, regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

ARTICLE II

The Credits

Section 2.01 Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (a) such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment or (b) the total Revolving Credit Exposures exceeding the total Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.

Section 2.02 Loans and Borrowings. (a) Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.14, each Revolving Borrowing shall be comprised entirely of Base Rate Loans or Eurodollar Rate Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Rate Loan by causing any domestic or foreign branch of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. At the time that each Base Rate Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $500,000; provided that a Base Rate Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of five Eurodollar Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

Section 2.03 Requests for Revolving Borrowings. To request a Revolving Borrowing, the Borrower shall notify the Administrative Agent of such request, which request may be by telephone (a) in the case of a Eurodollar Borrowing, not later than 1:00 p.m., New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of a Base Rate Borrowing, not later than 12 p.m., New York City time, on the day of a proposed Borrowing; provided that each such Borrowing Request shall be irrevocable and each such telephonic request shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in the form of Exhibit F (or in such other form that is acceptable to the Administrative Agent) signed by a Financial Officer. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be a Base Rate Borrowing or a Eurodollar Borrowing;

(iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.

If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be a Base Rate Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04 [Reserved].

Section 2.05 [Reserved].

Section 2.06 [Reserved].

Section 2.07 Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 2:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in New York City and designated by the Borrower in the applicable Borrowing Request.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing (or, in the case of any Borrowing of Base Rate Loans, prior to 1 p.m. New York City time on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to such Borrowing. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

Section 2.08 Interest Elections. (a) Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the

Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in the form of Exhibit F (or such other form as shall be approved by the Administrative Agent).

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be a Base Rate Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a Base Rate Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Revolving Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to a Base Rate Borrowing at the end of the Interest Period applicable thereto.

Section 2.09 Termination and Reduction of Commitments. (a) Unless previously terminated, the Commitments shall terminate on the Maturity Date.

(b) The Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $10,000,000 and (ii) the Borrower shall not terminate or reduce the

Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11, the Revolving Credit Exposures would exceed the total Commitments.

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

Section 2.10 Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan on the Maturity Date.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to its permitted assignees). Such promissory note shall be substantially in the form of Exhibit G or such other form as may be approved by the Administrative Agent and the Borrower.

Section 2.11 Prepayment of Loans. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section.

(b) The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment or (ii) in the case of prepayment of a Base Rate Revolving Borrowing, not later than 11:00 a.m., New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Revolving Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

Section 2.12 Fees. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a facility fee, which shall accrue at the Applicable Rate on the daily amount of the Commitment of such Lender (whether used or unused and as may be reduced hereunder from time to time) during the period from and including the date of this Agreement to but excluding the date on which such Commitment terminates; provided that, if such Lender continues to have any Revolving Credit Exposure after its Commitment terminates, then such facility fee shall continue to accrue on the daily amount of such Lender’s Revolving Credit Exposure from and including the date on which its Commitment terminates to but excluding the date on which such Lender ceases to have any Revolving Credit Exposure; and provided further that no facility fee shall accrue on the unused portion of the Commitment of a Defaulting Lender during any period that such Lender shall be a Defaulting Lender. Accrued facility fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof; provided that any facility fees accruing after the date on which the Commitments terminate shall be payable on demand. All facility fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) [Reserved].

(c) [Reserved].

(d) The Borrower agrees to pay the fees payable in the amounts and at the times separately agreed upon in the Fee Letter.

(e) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, in the case of facility fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

Section 2.13 Interest. (a) The Loans comprising each Base Rate Borrowing shall bear interest at rate equal to the Base Rate, but in no event to exceed the Highest Lawful Rate.

(b) The Loans comprising each Eurodollar Borrowing shall bear interest at a rate equal to the Eurodollar Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate, but in no event to exceed the Highest Lawful Rate.

(c) [Reserved]

(d) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section, but in no event to exceed the Highest Lawful Rate or (ii) in the case of any other amount, 2% plus the rate applicable to Base Rate Loans as provided in paragraph (a) of this Section, but in no event to exceed the Highest Lawful Rate.

(e) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of a Base Rate Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Rate Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(f) All interest hereunder shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), except that interest computed by reference to the Base Rate at times when the Base Rate is based on the “prime rate” shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Base Rate or Eurodollar Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 2.14 Alternate Rate of Interest. (a) If prior to the commencement of any Interest Period for a Borrowing of Loans whose interest is determined by reference to the Eurodollar Rate, the Administrative Agent is advised by the Required Lenders that (i) dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of the Loans to be included in such Borrowing, (ii) adequate and reasonable means do not exist for determining the Eurodollar Rate for such Interest Period, or (iii) the Eurodollar Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period; then the Administrative Agent shall promptly notify the Borrower and the Lenders and, until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice and notifies the Borrower and the Lenders that such notice is revoked, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended, and (y) with respect to Base Rate Loans, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

Section 2.15 Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Eurodollar Rate; or

(ii) impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Rate Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan the interest on which is determined by reference to the Eurodollar Rate (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then provided that such Lender is requiring comparable payments from similarly situated customers, the Borrower will pay to such Lender, such additional amount or amounts as will compensate such Lender, for such additional costs incurred or reduction suffered.

(b) If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time, provided that such Lender is requiring comparable payments from similarly situated customers, the Borrower will pay to such Lender, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof, but only if the Borrower receives a demand for payment hereunder within 180 days of the date of the Change in Law.

Section 2.16 Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Rate Loan other than on the last day of the Interest Period applicable thereto, or (c) the failure to borrow, convert, continue or prepay any Eurodollar Rate Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(b) and is revoked in accordance therewith), then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Rate Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Eurodollar Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 2.17 Taxes. (a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions for such Indemnified Taxes or Other Taxes (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Law.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law.

(c) The Borrower shall indemnify the Administrative Agent and each Lender, within 30 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided that such indemnity shall not be made to the extent Indemnified Taxes, Other Taxes, penalties or interest are determined by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the applicable indemnitee. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of any receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing, in the event that the Borrower is resident for tax purposes in the United States of America, any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(ii) duly completed copies of Internal Revenue Service Form W-8ECI,

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or

(iv) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.

(f) [Reserved]

(g) In addition, each Lender and the Administrative Agent agree to the extent it is permitted by applicable law, to provide Borrower with such other tax forms that Borrower may request from Lender in writing that are necessary to avoid or reduce Indemnified Taxes or Other Taxes arising with respect to the payments or transactions under this Agreement.

(h) If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.17 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority.

(i) This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

Section 2.18 Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, or fees, or of amounts payable under Section 2.15, Section 2.16 or Section 2.17, or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without condition or deduction for any set-off, counterclaim, defense or recoupment. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at the Administrative Agent’s Office, except that payments pursuant to Section 2.15, Section 2.16, Section 2.17 and Section 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and such extension of time shall be reflected in computing such extension, such extension shall be reflected in computing interest or fees, as the case may be. All payments hereunder shall be made in dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.07(b), Section 2.18(d) or Section 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

(f) If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable extension of credit set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

Section 2.19 Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or Section

2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If (i) any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or (ii) any Lender is a Defaulting Lender, or (iii) any Lender is the subject of a bankruptcy, receivership or insolvency proceeding, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 2.20 Increases of Commitments. The Borrower may from time to time request that any one or more of the Lenders increase their respective Commitments or request that other Persons that are Eligible Assignees, agree to make a new Commitment; provided that such increases and such new Commitments may not exceed an aggregate of $50,000,000. Each increased or new Commitment resulting in an increase in the aggregate Commitments shall be effected by a Commitment Increase Agreement (herein so called) substantially in the form of Exhibit D or a Joinder Agreement (herein so called) substantially in the form of Exhibit E, as applicable, executed by the Borrower, the Administrative Agent and the existing Lender that has agreed to increase its Commitment or the new Lender that has agreed to a new Commitment, as the case may be. The Borrower agrees to execute and deliver such other documents and instruments as the Administrative Agent may reasonably request in connection with any increase of the aggregate Commitments. None of the Lenders shall be obligated to increase its Commitment. Promptly following each increase of the aggregate Commitments pursuant to this Section 2.20, the Administrative Agent shall deliver to the Borrower and the Lenders an amended Schedule 2.01 that gives effect to such increase. Concurrently with each increase in the aggregate Commitments pursuant to this Section 2.20, the Borrower shall prepay any Loans outstanding on such date (and pay any amounts required pursuant to Section 2.16) to the extent necessary to keep outstanding Loans ratable with any revised Applicable Percentages of the Lenders effective as of such date. This Section shall supersede any provisions in Section 2.18 or Section 9.02 to the contrary.

Section 2.21 Illegality. (a) If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended, until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such

Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

(b) With respect to each Lender that has delivered a notice pursuant to Section 2.21(a), the Base Rate with respect to Loans made by such Lender shall be calculated as if clause (c) of the definition of “Base Rate” were not included in the definition of “Base Rate” during the period such notice remains in force and effect.

ARTICLE III

Representations and Warranties

The Borrower represents and warrants to the Lenders and the Administrative Agent that:

Section 3.01 Corporate or Partnership Existence and Power. The Borrower and each Material Subsidiary (a) is a corporation or partnership duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, (b) has all corporate or partnership powers and all material governmental licenses, authorizations, consents and approvals required to own or lease its assets and carry on its business and (c) is duly qualified as a foreign corporation or partnership and in good standing in each jurisdiction where qualification is required by the nature of its business or the character and location of its property, business or customers, except, as to clauses (b) and (c), where the failure so to qualify or to have such licenses, authorizations, consents and approvals, in the aggregate, could not be reasonably expected to have a Material Adverse Effect.

Section 3.02 Corporate and Governmental Authorization; No Contravention. The execution, delivery and performance by the Borrower of this Agreement, the Notes and the other Loan Documents are within the Borrower’s corporate power, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any Governmental Authority and do not contravene, or constitute a default under, any provision of applicable Law or of the certificate of incorporation or by-laws (or other organizational documents) of the Borrower or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Borrower which could reasonably be expected to have a Material Adverse Effect or result in or require the creation or imposition of any Lien on any asset of the Borrower or any Subsidiary, except for a Lien permitted hereby.

Section 3.03 Binding Effect. This Agreement constitutes a legal, valid and binding agreement of the Borrower; and the Notes and the other Loan Documents, when executed and delivered in accordance with this Agreement, will constitute the legal, valid and binding obligations of the Borrower, in each case enforceable in accordance with their respective terms, except as such enforceability may be limited by Debtor Relief Laws.

Section 3.04 Financial Information.

(a) The consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of December 31, 2008, and the related consolidated statements of income, cash flows and changes in stockholders’ equity for the fiscal year then ended, reported on by KPMG LLP, a copy of which has been delivered to each of the Lenders, fairly present in all material respects, in conformity with generally accepted accounting principles, the consolidated financial position of Borrower and its Consolidated

Subsidiaries as of such date and their consolidated results of operations, cash flows and changes in stockholders’ equity for such fiscal year.

(b) The unaudited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of September 30, 2009, and the related consolidated statements of income, cash flows and changes in shareholders’ equity for the fiscal quarter then ended, a copy of which has been delivered to each of the Lenders (i) were prepared in accordance with generally accepted accounting principles, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of the Borrower and its Consolidated Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject to the absence of footnotes and to normal year-end audit adjustments.

(c) There has been no change since December 31, 2008 which has had or could be reasonably expected to have a Material Adverse Effect.

Section 3.05 Litigation. There is no action, suit, proceeding or arbitration pending against, or to the knowledge of the Borrower threatened against or affecting, the Borrower or any Subsidiary before any court or arbitrator or any governmental body, agency or official in which there is a reasonable likelihood of an adverse decision which could reasonably be expected to have a Material Adverse Effect or which has been brought by the Borrower or any Subsidiary and which in any manner questions the validity or enforceability of this Agreement, the Notes or any of the other Loan Documents.

Section 3.06 Compliance with ERISA. Each member of the ERISA Group has fulfilled its obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code with respect to each Plan. No member of the ERISA Group has (a) sought a waiver of the minimum funding standard under Section 412 of the Code in respect of any Plan, (b) failed to make any contribution or payment to any Plan or Multiemployer Plan or made any amendment to any Plan which in either case has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Code or (c) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

Section 3.07 Environmental Matters. In the ordinary course of its business, the Borrower conducts an ongoing review of the effect of Environmental Laws on the business, operations and properties of the Borrower and its Subsidiaries, in the course of which it identifies and evaluates associated liabilities and costs (including any capital or operating expenditures required for clean-up or closure of properties presently or previously owned, any capital or operating expenditures required to achieve or maintain compliance with environmental protection standards imposed by Law or as a condition of any license, permit or contract, any related constraints on operating activities, including any periodic or permanent shutdown of any facility or reduction in the level of or change in the nature of operations conducted thereat and any actual or potential liabilities to third parties, including employees, and any related costs and expenses). On the basis of this review, the Borrower has reasonably concluded that Environmental Laws are unlikely to have a Material Adverse Effect.

Section 3.08 Taxes. United States Federal income tax returns of the Borrower and its Subsidiaries have been examined and closed through the fiscal year ended December 31, 2003. The Borrower and each Subsidiary have filed all United States Federal income tax returns and all other material tax returns that are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by any of them, except for any such taxes being diligently contested in good faith and by appropriate proceedings. Adequate reserves have been provided on the books of the Borrower and its Subsidiaries in respect of all taxes or other governmental charges in accordance with generally accepted accounting principles, and no tax liabilities in excess of the amount so provided are anticipated that could reasonably be expected to have a Material Adverse Effect.

Section 3.09 Full Disclosure. All information (other than financial projections) heretofore furnished by the Borrower to the Administrative Agent or any Lender for purposes of or in connection with this Agreement or any transaction contemplated hereby was, and all such information hereafter furnished by the Borrower to the Administrative Agent or any Lender will be, true and accurate in every material respect, and all financial projections concerning the Borrower and its Subsidiaries that have been or hereafter will be furnished by the Borrower to the Administrative Agent or any Lender have been and will be prepared in good faith based on assumptions believed by the Borrower, at the time of preparation, to be reasonable.

Section 3.10 Compliance with Laws. The Borrower and each Material Subsidiary are in compliance with all applicable Laws other than such Laws (a) the validity or applicability of which the Borrower or such Material Subsidiary is contesting in good faith or (b) failure to comply with which cannot reasonably be expected to have a Material Adverse Effect.

Section 3.11 Regulated Status. The Borrower is not an “investment company,” within the meaning of the Investment Company Act of 1940.

ARTICLE IV

Conditions

Section 4.01 Effective Date. The obligations of the Lenders to make Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy or other electronic imaging of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent shall have received favorable written opinions (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of (i) Vinson & Elkins LLP, counsel for the Borrower, and (ii) Assistant General Counsel of the Borrower, each substantially in the forms attached as Exhibit B, covering such other matters relating to the Borrower, this Agreement or the Transactions as the Administrative Agent shall reasonably request. The Borrower hereby requests such counsels to deliver such opinions.

(c) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Borrower, the authorization of the Transactions and any other legal matters relating to the Borrower, this Agreement or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

(d) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Borrower, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02.

(e) The Administrative Agent shall have received evidence that all of the Commitments under the Borrower’s existing 364-Day Credit Agreement shall have expired or been, or simultaneously with the Effective Date are being, terminated and all indebtedness and other obligations outstanding thereunder shall have been, or simultaneously with the Effective Date are being, satisfied.

(f) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

Section 4.02 Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, is subject to the satisfaction of the following conditions:

(a) The representations and warranties of the Borrower set forth in this Agreement shall be true and correct in all material respects on and as of the date of such Borrowing, except that (i) to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall have been true and correct in all material respects as of such earlier date, and (ii) the representations and warranties set forth in Section 3.04(c) and Section 3.05 shall be required to be true and correct in all material respects only on the occasion of any Borrowing which has the effect of increasing the outstanding principal amount of the obligations hereunder.

(b) At the time of and immediately after giving effect to such Borrowing, no Default shall have occurred and be continuing.

Each Borrowing shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, the Borrower covenants and agrees with the Lenders that:

Section 5.01 Information. The Borrower will deliver to the Administrative Agent and each of the Lenders:

(a) within 60 days after the end of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such fiscal year and the related consolidated statements of income, of cash flows and of changes in stockholders’ equity for such fiscal year, setting forth in each case in comparative form the figures as of the end of and for the previous fiscal year, all in reasonable detail and reported on without Qualification by KPMG LLP or other independent public accountants of nationally recognized standing;

(b) within 40 days after the end of each of the first three quarters of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such quarter, and the related consolidated statements of income for such quarter and for the portion of the Borrower’s fiscal year ended at the end of such quarter and the related consolidated statement of cash flows for the portion of the Borrower’s fiscal year ended at the end of such quarter, setting forth in each case in comparative form the consolidated balance sheet as of the end of the previous fiscal year and the consolidated statements of income for the corresponding quarter and the corresponding portion of the Borrower’s previous fiscal year, all certified (subject to normal year-end adjustments) as to fairness of presentation and consistency by the Financial Officer of the Borrower;

(c) simultaneously with the delivery of each set of financial statements referred to in Section 5.01(a) and (b), a Compliance Certificate of the Financial Officer of the Borrower (i) setting forth in reasonable detail such calculations as are required to establish whether the Borrower was in compliance with the requirements of Section 6.10 and stating whether the Borrower was in compliance with the requirements of Section 6.01(g), Section 6.05(b) and Section 6.07 on the date of such financial statements and (ii) stating whether there exists on the date of such certificate any Default or Event of Default and, if any Default or Event of Default then exists, setting forth the details thereof and the action that the Borrower is taking or proposes to take with respect thereto;

(d) simultaneously with the delivery of each set of financial statements referred to in Section 5.01(a) and (b), a schedule, certified as to its accuracy and completeness by the Financial Officer of the Borrower, listing in reasonable detail the Debt balance of each Restricted Subsidiary where such Debt balance is in excess of $1,000,000, listing only Debt instruments of $1,000,000 or more; provided that no such schedule need be furnished if at the date of the related financial statements (i) the aggregate amount of Debt of domestic Restricted Subsidiaries did not exceed $50,000,000 and (ii) the aggregate amount of Debt of all Restricted Subsidiaries did not exceed $100,000,000;

(e) within five Business Days after any Principal Officer of the Borrower obtains knowledge of any Default or Event of Default, if such Default or Event of Default is then continuing, a certificate of the Financial Officer of the Borrower setting forth the details thereof and the action that the Borrower is taking or proposes to take with respect thereto;

(f) promptly upon the mailing thereof to the shareholders of the Borrower generally, copies of all financial statements, reports and proxy statements so mailed;

(g) promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent), annual, quarterly or monthly reports and any reports on Form 8-K (or any successor form) that the Borrower or any Subsidiary shall have filed with the Securities and Exchange Commission;

(h) within 14 days after any member of the ERISA Group (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA which liability exceeds $1,000,000 or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer, any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under Section 412 of the Code, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; or (vii) fails to make any payment or contribution to any Plan or Multiemployer Plan or makes any amendment to any Plan which in either case has resulted or could result in the imposition of a Lien or the posting of a bond or other security, a certificate of the Financial Officer of the Borrower setting forth details as to such occurrence and the action, if any, which the Borrower or applicable member of the ERISA Group is required or proposes to take with respect thereto;

(i) as soon as practicable after a Principal Officer of the Borrower obtains knowledge of the commencement of an action, suit or proceeding against the Borrower or any Subsidiary before any court or arbitrator or any governmental body, agency or official in which there is a reasonable likelihood of an adverse decision which could reasonably be expected to have a Material Adverse Effect or which in any manner questions the validity or enforceability of this Agreement or any of the transactions contemplated hereby, information as to the nature of such pending or threatened action, suit or proceeding;

(j) promptly after a Principal Officer of the Borrower obtains knowledge that Moody’s or S&P shall have announced a change in the rating established or deemed to have been established for the Index Debt, written notice of such rating change; and

(k) from time to time such additional information regarding the business, properties, financial position, results of operations, or prospects of the Borrower or any Subsidiary as the Administrative Agent, at the request of any Lender, may reasonably request.

The Borrower hereby acknowledges that (A) the Administrative Agent will make available to the Lenders certain materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (B) certain of the Lenders may be “public-side” Lenders (i. e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof (provided that Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC”); (x) by marking Borrower Materials “PUBLIC” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided that, to the extent such Borrower Materials constitute Information (as defined in Section 9.12 below), they shall be treated as set forth in Section 9.12); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

Section 5.02 Payment of Obligations. The Borrower will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, at or before maturity, all their respective material obligations and liabilities and all lawful taxes, assessments and governmental charges or levies upon it or its property or assets, except where the same may be diligently contested in good faith by appropriate proceedings or where the failure to so pay and discharge could not be reasonably expected to have a Material Adverse Effect, and will maintain, and will cause each of its Subsidiaries to maintain, in accordance with United States generally accepted accounting principles as in effect from time to time, appropriate reserves for the accrual of any of the same.

Section 5.03 Maintenance of Property; Insurance.

(a) The Borrower will keep, and will cause each Restricted Subsidiary to keep, all material property useful and necessary in its business in good working order and condition, normal wear and tear excepted.

(b) The Borrower will, and will cause each of its Material Subsidiaries to, maintain (either in the name of the Borrower or in such Material Subsidiary’s own name) with financially sound and responsible insurance companies, insurance on all their respective properties in at least such amounts and against at least such risks (and with such risk retention) as are usually maintained in the same general area by companies of established repute engaged in the same or a similar business; and will furnish to the Lenders, upon request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried.

Section 5.04 Inspection of Property, Books and Records. The Borrower will keep, and will cause each of its Subsidiaries to keep, proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities. Subject to Section 9.12, the Borrower will permit, and will cause each of its Subsidiaries to permit, representatives of any Lender to visit and inspect any of their respective properties, to examine their respective corporate, financial and operating records and make copies thereof or abstracts therefrom, and to discuss their respective affairs, finances and accounts with their respective directors, officers, employees and independent public accountants (provided that the Borrower shall have the right to participate in any discussions with such accountants), all at such reasonable times and as often as may reasonably be desired, upon reasonable advance notice to the Borrower.

Section 5.05 Maintenance of Existence, Rights, Etc.

(a) The Borrower will preserve, renew and keep in full force and effect its, and will cause each of its Restricted Subsidiaries to preserve, renew and keep in full force and effect their, respective corporate or partnership existence and its and their respective rights, privileges and franchises necessary or desirable in the normal conduct of business, except when failure to do so could not be reasonably expected to have a Material Adverse Effect; provided that nothing in this Section 5.05 shall prohibit (i) a transaction permitted under Section 6.02 or (ii) the termination of the corporate or partnership existence of any Restricted Subsidiary (other than FMC Technologies B.V.) if the Borrower in good faith determines that such termination is in the best interest of the Borrower and could not be reasonably expected to have a Material Adverse Effect.

(b) At no time will any Unrestricted Subsidiary hold, directly or indirectly, any capital stock of any Restricted Subsidiary.

Section 5.06 Use of Proceeds. The proceeds of the Borrowings under this Agreement will be used by the Borrower for lawful corporate purposes, including as support for the Borrower’s commercial paper program.

Section 5.07 Compliance with Laws. The Borrower will comply, and cause each of its Subsidiaries to comply, in all material respects with all requirements of Law (including ERISA, Environmental Laws and the rules and regulations thereunder), except where failure to so comply could not be reasonably expected to have a Material Adverse Effect.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full, the Borrower covenants and agrees with the Lenders that:

Section 6.01 Liens. The Borrower will not, and will not permit any Restricted Subsidiary to, create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except:

(a) Liens existing on the date hereof and described on Schedule 6.01, securing Debt outstanding as of such date;

(b) Liens incidental to the conduct of its business or the ownership of its assets which (i) arise in the ordinary course of business, (ii) do not secure Debt and (iii) do not in the aggregate materially detract from the value of its assets or materially impair the use thereof in the operation of its business;

(c) Liens in favor of the Borrower or any other Restricted Subsidiary;

(d) Liens on any property or assets existing at the time of, or incurred within 120 days after, the acquisition thereof (by purchase, merger or otherwise), securing Debt incurred to pay the purchase price or construction cost thereof, or the capital lease obligations related thereto, so long as such Liens do not and are not extended to cover any other property or assets;

(e) Liens in favor of a Governmental Authority to secure payments under any contract or statute, or to secure any Debt incurred in financing the acquisition, construction or improvement of property subject thereto, including Liens on, and created or arising in connection with the financing of the acquisition, construction or improvement of, any facility used or to be used in the business of the Borrower or any Restricted Subsidiary through the issuance of obligations, the income from which shall be excludable from gross income by virtue of Section 103 of the Code (or any subsequently adopted provisions thereof providing for a specific exclusion from gross income);

(f) any extension, renewal, substitution, or replacement (or successive extensions, renewals, substitutions or replacements), as a whole or in part, of any Lien referred to in clauses (a) through (e) above; provided that (i) such extension, renewal, substitution or replacement Lien shall be limited to all or any part of the same property or assets subject to the Lien extended, renewed, substituted or replaced (plus improvements on such property) and (ii) the Debt secured by such Lien at such time is not increased; and

(g) other Liens so long as the principal amount of the Debt of the Borrower and its Restricted Subsidiaries secured thereby does not exceed $75,000,000 in the aggregate at any time and so long as the principal amount of the Debt of the Borrower’s Restricted Subsidiaries secured thereby does not exceed $25,000,000 in the aggregate at any time.

Section 6.02 Consolidations, Mergers and Sales of Assets. The Borrower will not, and will not permit any Restricted Subsidiary to, merge or consolidate with or into, or sell, convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) a material portion of its assets to, any Person, except that, so long as no Default or Event of Default then exists or would result therefrom:

(a) any Restricted Subsidiary (other than FMC Technologies B.V.) may merge or consolidate with (i) the Borrower, provided that the Borrower shall be the continuing or surviving Person, (ii) any other Restricted Subsidiary or (iii) any other Person if the Borrower in good faith determines that such merger or consolidation is in the best interest of the Borrower and would not have a Material Adverse Effect and, at least five days prior to such merger or consolidation (if the transaction value of such merger or consolidation is in the amount of $100,000,000 or more), the Borrower delivers to the Administrative Agent a certificate of the Financial Officer of the Borrower showing pro forma compliance with the covenants set forth in Section 6.10, and stating pro forma compliance with the covenants set forth in Section 6.01(g), Section 6.05(b) and Section 6.07, in each case after giving effect thereto;

(b) any Restricted Subsidiary (other than FMC Technologies B.V.) may sell, convey, transfer, lease or otherwise dispose of a material portion of its assets to (i) the Borrower, (ii) any other Restricted Subsidiary or (iii) any other Person if the Borrower in good faith determines that such sale is in the best interest of the Borrower and would not have a Material Adverse Effect and, at least five days prior to such sale, conveyance, transfer, lease or other disposition (if the transaction value of such sale, conveyance, transfer, lease or other disposition is in the amount of $100,000,000 or more), the Borrower delivers to the Administrative Agent a certificate of the Financial Officer of the Borrower showing pro forma compliance with the covenants set forth in Section 6.10, and stating pro forma compliance with the covenants set forth in Section 6.01(g), Section 6.05(b) and Section 6.07, in each case after giving effect thereto;

(c) the Borrower may merge or consolidate with any other Person, provided that (i) the Borrower is the continuing or surviving Person, (ii) the Borrower’s Index Debt ratings are not less than BBB- by S&P or Baa3 by Moody’s after giving effect thereto, and (iii) at least five days prior to such merger or consolidation (if the transaction value of such merger or consolidation is in the amount of $100,000,000 or more), the Borrower delivers to the Administrative Agent a certificate of the Financial Officer of the Borrower showing pro forma compliance with the covenants set forth in Section 6.10, and stating pro forma compliance with the covenants set forth in Section 6.01(g), Section 6.05(b) and Section 6.07, in each case after giving effect thereto; and

(d) the Borrower may sell, convey, transfer, lease or otherwise dispose of a material portion of its assets to any Person, provided that (i) the Borrower’s Index Debt ratings are not less than BBB- by S&P or Baa3 by Moody’s after giving effect thereto and (ii) at least five days prior to such sale, conveyance, transfer, lease or other disposition (if the transaction value of such sale, conveyance, transfer, lease or other disposition is in the amount of $100,000,000 or more), the Borrower delivers to the Administrative Agent a certificate of the Financial Officer of the Borrower showing pro forma compliance with the covenants set forth in Section 6.10, and stating pro forma compliance with the covenants set forth in Section 6.01(g), Section 6.05(b) and Section 6.07, in each case after giving effect thereto.

Section 6.03 Use of Proceeds. No part of the proceeds of any Loan will be used, whether directly or indirectly, in a manner that violates Regulation U or X of the Board. The Borrower will not permit more than 25% of the consolidated assets of the Borrower and its Subsidiaries to consist of “margin stock,” as such term is defined in Regulation U of the Board.

Section 6.04 [Reserved].

Section 6.05 Restricted Subsidiary Debt. The Borrower will not permit any Restricted Subsidiary to create, incur, assume or permit to exist any Debt, except:

(a) Debt owed to the Borrower or any other Restricted Subsidiary; and

(b) other Debt in an aggregate principal amount for all Restricted Subsidiaries not exceeding $50,000,000 at any time.

Section 6.06 Restricted Payments. The Borrower will not, and will not permit any Restricted Subsidiary to, declare or make any Restricted Payment, except that:

(a) any Restricted Subsidiary may declare and make Restricted Payments to the Borrower or to any other Restricted Subsidiary (and, in the case of a Restricted Payment by a non-wholly-owned Restricted Subsidiary, to the Borrower or any other Restricted Subsidiary and to each other owner of capital stock of such Restricted Subsidiary on a pro-rata basis based on their relative ownership interests);

(b) the Borrower or any Restricted Subsidiary may declare and make Restricted Payments, payable in the Common Stock of such Person; and

(c) the Borrower may declare and make Restricted Payments to its stockholders provided that no Default or Event of Default exists at the time of the declaration thereof or would result therefrom.

Section 6.07 Investments in Unrestricted Subsidiaries. The Borrower will not, and will not permit any Restricted Subsidiary to, make Investments in Unrestricted Subsidiaries in an aggregate amount outstanding at any time in excess of $100,000,000 for all Unrestricted Subsidiaries.

Section 6.08 Limitations on Upstreaming. The Borrower will not, and will not permit any Restricted Subsidiary to, directly or indirectly agree to any restriction or limitation on the making of Restricted Payments by a Restricted Subsidiary, the repaying of loans or advances owing by a Restricted Subsidiary to the Borrower or any other Restricted Subsidiary or the transferring of assets from any Restricted Subsidiary to the Borrower or any other Restricted Subsidiary, except (a) restrictions and limitations imposed by Laws or by the Loan Documents, (b) customary restrictions and limitations contained in agreements relating to the disposition of a Restricted Subsidiary or its assets that is permitted hereunder and (c) any other restrictions that could not reasonably be expected to impair the Borrower’s ability to repay the obligations hereunder as and when due.

Section 6.09 Transactions with Affiliates. The Borrower will not, and will not permit any Restricted Subsidiary to, enter into any transaction of any kind with any Affiliate of the Borrower (other than the Borrower or a Restricted Subsidiary), other than upon fair and reasonable terms as could reasonably be obtained in an arms-length transaction with a Person that is not an Affiliate in accordance with prevailing industry customs and practices.

Section 6.10 Total Debt to EBITDA Ratio. The Borrower will not permit the ratio of Adjusted Total Debt as of the last day of any fiscal quarter to Consolidated EBITDA for the period of four consecutive fiscal quarters ended on such last day to be more than 3.50 to 1.00.

ARTICLE VII

Events Of Default

Section 7.01 Events of Default. If any of the following events (“Events of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;

(c) any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in this Agreement or any amendment or modification hereof or waiver hereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.01(e), Section 5.05(b) or Section 5.06 or in Article VI;

(e) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender); provided that the 30-day grace period set forth above shall be reduced by the number of days that any Principal Officer of the Borrower had knowledge of any applicable failure prior to giving notice thereof to the Administrative Agent and the Lenders pursuant to Section 5.01(e);

(f) the Borrower or any Material Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Debt, when and as the same shall become due and payable after giving effect to any applicable grace period;

(g) any event or condition occurs that results in any Material Debt becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Debt or any trustee or agent on its or their behalf to cause any Material Debt to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Debt that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Debt; provided, further that no Event of Default under this clause (g) shall occur unless and until any required notice has been given and/or the period of time has elapsed with respect to such Material Debt so as to perfect such right to accelerate;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Material Subsidiary or its debts, or of a substantial part of its assets, under any Debtor Relief Law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Debtor Relief Law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) the Borrower or any Material Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money (to the extent not covered by independent third party insurance as to which the insurer does not dispute coverage) in an aggregate amount in excess of $50,000,000 if rendered against any Material Subsidiary or $75,000,000 if rendered against the Borrower and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or the applicable Subsidiary to enforce any such judgment;

(l) any member of the ERISA Group shall fail to pay, when due, an amount or amounts aggregating in excess of $50,000,000 which it shall have become liable to pay under Title IV of ERISA;

or notice of intent to terminate a Material Plan shall be filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer, any Material Plan; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more multi-employer plans which could cause one or more members of the ERISA Group to incur a current payment obligation in excess of $50,000,000; or

(m) a Change of Control shall occur;

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE VIII

The Administrative Agent

Section 8.01 Appointment and Authority. Each of the Lenders hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.

Section 8.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and such bank and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 8.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice describing such Default is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 8.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 8.05 Delegation of Duties. The Administrative Agent may perform any and all its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 8.06 Resignation of Administrative Agent. Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor, such appointment to be subject to the approval of the Borrower at all times other than during the existence of an Event of Default (which approval of the Borrower shall not be unreasonably withheld or delayed). If no successor shall have been so appointed by the Required

Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Section 8.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

Section 8.08 No Duties, Etc. Anything herein to the contrary notwithstanding, none of the Arrangers, the Syndication Agent nor any entity named on the cover of this Agreement as a Co-Documentation Agent shall have any duties, responsibilities or liabilities under this Agreement or the other Loan Documents except in its capacity, as applicable, as a Lender.

ARTICLE IX

Miscellaneous

Section 9.01 Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number:

(i) if to the Borrower or Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 9.01 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties, such notice to be given in accordance with the terms of this Section 9.01; and

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrower and the Administrative Agent.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in such paragraph (b).

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

Section 9.02 Waivers; Amendments. (a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby, (iv) change the last sentence of Section 2.09(c) or Section 2.18(b) or (c) in a manner that would alter the pro rata sharing of Commitment reductions or payments required thereby, without the written consent of each Lender, or (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that in the case of an amendment, waiver or consent described in clause (i), (ii), (iii), (iv) or (v) of this Section, such Lender shall have the right to approve or disapprove such amendment, waiver or consent to the same extent as if such Lender were not a Defaulting Lender.

Section 9.03 Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans (which in the case of counsel other than counsel for the Administrative Agent, shall be limited to all reasonable fees and disbursements of one law firm for all Lenders (other than the Administrative Agent) except where (i) conflicts of interest among one or more Lenders, (ii) the necessity for local counsel, or (iii) other circumstances exist that cause the Required Lenders to determine in good faith that one law firm cannot represent the interests of all the Lenders).

(b) The Borrower shall indemnify the Administrative Agent, the Syndication Agent, the Arrangers, each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related out-of-pocket expenses, including the fees, charges and disbursements of any counsel (subject to the provisions of Section 9.03(a)) for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, the Syndication Agent, or any Arranger under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to such Person such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Syndication Agent or an Arranger in its capacity as such.

(d) To the extent permitted by applicable Law, neither the Borrower nor any Indemnitee shall assert, and each hereby waives, any claim against the other, on any theory of liability, for special, indirect, consequential or punitive damages or lost profits (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e) All amounts due under this Section shall be payable not later than ten Business Days after written demand therefor.

(f) This Section 9.03 shall not apply to claims for Taxes. The Borrower’s indemnitee obligation with respect to all Taxes shall be exclusively governed by Section 2.17 of this Agreement.

Section 9.04 Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it).

(ii) Assignments by a Lender shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of Commitments or Loans;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment;

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable Laws, including Federal and state securities Laws;

(E) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; and

(F) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.15, Section 2.16, Section 2.17 and Section 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.07(b), Section 2.18(d) or Section 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Each Lender making a transfer of a participation to a Participant shall, acting solely as an agent for the Borrower, maintain a register (the “Participation Register”) to reflect the principal and interest denoted by such participation and the owner of such participation. No assignment of the participation shall be recognized except as noted on the Participation Register. Such Lender shall also collect from such Participant the forms required by Section 2.17(e) or Section 2.17(g), as applicable. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Section 2.15, Section 2.16 and Section 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.15 or Section 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant shall not be entitled to the benefits of Section 2.17 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.17(e) and Section 2.17(h), as applicable, as though it were a Lender.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 9.05 Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Section 2.15, Section 2.16, Section 2.17 and Section 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the resignation of the Administrative Agent, the replacement of any Lender, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

Section 9.06 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 9.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

Section 9.09 GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS. (a) THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

(b) THE BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN BOROUGH OF MANHATTAN OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH STATE OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE

CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) THE BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY COURT EXPRESSLY REFERRED TO IN THE FIRST SENTENCE OF PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN Section 9.01. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

Section 9.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.12 Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and that the Person disclosing Information to any such director, officer, employee or agent shall be liable for any subsequent disclosure made by any such director, officer, employee or agent), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12(a) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

Section 9.13 Interest Rate Limitation. (a) It is the intention of the parties hereto that each Lender shall conform strictly to usury laws applicable to it. Accordingly, if the transactions contemplated hereby would be usurious as to any Lender under laws applicable to it (including the laws of the United States of America or any other jurisdiction whose laws may be mandatorily applicable to such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in any of the Loan Documents or any agreement entered into in connection herewith or therewith, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under law applicable to any Lender that is contracted for, taken, reserved, charged or received by such Lender under this Agreement or under any of the other Loan Documents or otherwise in connection with the Loans and the Notes shall under no circumstances exceed the maximum amount allowed by such applicable law, and any excess shall be canceled automatically and if theretofore paid shall be credited by such Lender on the principal amount of the Loans (or, to the extent that the principal amount of the Loans shall have been or would thereby be paid in full, refunded by such Lender to the Borrower); and (ii) in the event that the maturity of the Loans is accelerated by reason of an election of Lender(s) resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by such Lender as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Lender on the principal amount of the Loans made by it (or, to the extent that the principal amount of such indebtedness shall have been or would thereby be paid in full, refunded by such Lender to the Borrower).

(b) All sums contracted for, charged, taken, reserved or received by, or paid or agreed to be paid to, any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to such Lender, be amortized, prorated, allocated and spread throughout the stated term of the Loans until payment in full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable law.

(c) If at any time and from time to time (i) the amount of interest payable to any Lender on any date shall be computed at the Highest Lawful Rate applicable to such Lender pursuant to this Section and (ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Lender would be less than the amount of interest payable to such Lender computed at the Highest Lawful Rate applicable to such Lender, then the amount of interest payable to such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Lender until the total amount of interest payable to such Lender shall equal the total amount of interest which would have been payable to such Lender if the total amount of interest had been computed without giving effect to this Section.

Section 9.14 USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

Section 9.15 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification of this Agreement or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that: (i)(A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arrangers, the Syndication Agent and the Co-Documentation Agents are arm’s-length commercial transactions between the Borrower, on the one hand, and the Administrative Agent, the Arrangers, the Syndication Agent and the Co-Documentation Agents, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii)(A) each of the Administrative Agent, each Arranger, the Syndication Agent and each Co-Documentation Agent is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Subsidiaries, or any other Person and (B) none of the Administrative Agent, any Arranger, the Syndication Agent or any Co-Documentation Agent has any obligation to the Borrower or any of its Subsidiaries with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arrangers, the Syndication Agent and the Co-Documentation Agents and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Subsidiaries, and the Administrative Agent, the Arrangers, the Syndication Agent and the Co-Documentation Agents have no obligation to disclose any of such interests to the Borrower or its Subsidiaries. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent, the Arrangers, the Syndication Agent and the Co-Documentation Agents with respect to any breach or alleged breach of agency or fiduciary duty in connection with the transactions contemplated hereby.

Section 9.16 Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

FMC TECHNOLOGIES, INC.

By	/s/ Alf T. Melin
Alf T. Melin
Treasurer

Signature Page to Credit Agreement

FMC Technologies, Inc.

BANK OF AMERICA, N.A., as Administrative Agent

By	/s/ Shelley A. McGregor
Shelley A. McGregor
Senior Vice President

Signature Page to Credit Agreement

FMC Technologies, Inc.

BANK OF AMERICA, N.A., as a Lender

By	/s/ Shelley A. McGregor
Shelley A. McGregor
Senior Vice President

Signature Page to Credit Agreement

FMC Technologies, Inc.

DNB NOR BANK ASA, as a Lender

By	/s/ Sanjiv Nayar
	Name:	Sanjiv Nayar
	Title:	Senior Vice President

DNB NOR BANK ASA, as a Lender

By	/s/ Kristin Riise
	Name:	Kristin Riise
	Title:	First Vice President

Signature Page to Credit Agreement

FMC Technologies, Inc.

WELLS FARGO BANK, N.A., as a Lender

By	/s/ Michael W. Nygren
	Name:	Michael W. Nygren
	Title:	Vice President

Signature Page to Credit Agreement

FMC Technologies, Inc.

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By	/s/ Navneet Khanna
	Name:	Navneet Khanna
	Title:	Vice President

Signature Page to Credit Agreement

FMC Technologies, Inc.

JPMORGAN CHASE BANK, N.A., as a Lender

By	/s/ Preeti Bhatnagar
	Name:	Preeti Bhatnagar
	Title:	Associate

Signature Page to Credit Agreement

FMC Technologies, Inc.

ROYAL BANK OF SCOTLAND plc, as a Lender

By	/s/ Brian D. Williams
	Name:	Brian D. Williams
	Title:	Vice President

Signature Page to Credit Agreement

FMC Technologies, Inc.

CITIBANK, N.A., as a Lender

By	/s/ Amy Pincu
	Name:	Amy Pincu
	Title:	Vice President

Signature Page to Credit Agreement

FMC Technologies, Inc.

UBS LOAN FINANCE LLC, as a Lender

By	/s/ Irja R. Otsa
	Name:	Irja R. Otsa
	Title:	Associate Director

By	/s/ Marie Haddad
	Name:	Marie Haddad
	Title:	Associate Director

Signature Page to Credit Agreement

FMC Technologies, Inc.

NORDEA BANK NORGE ASA, as a Lender

By	/s/ Tom C. Kuhnle
	Name:	Tom C. Kuhnle
	Title:	SVP

By	/s/ Kristine Erdal
	Name:	Kristine Erdal
	Title:	First Vice President

Signature Page to Credit Agreement

FMC Technologies, Inc.

PNC BANK, NATIONAL ASSOCIATION, SUCCESSOR TO NATIONAL CITY BANK, as a Lender

By	/s/ Philip Liebscher
	Name:	Philip Liebscher
	Title:	Sr. Vice President

Signature Page to Credit Agreement

FMC Technologies, Inc.

SKANDINAVISKA ENSKILDA BANKEN AB (PUBL), as a Lender

By	/s/ Michael I. Dicks
	Name:	Michael I. Dicks
Title:

By	/s/ Penny Neville-Park
	Name:	Penny Neville-Park
Title:

Signature Page to Credit Agreement

FMC Technologies, Inc.

ROYAL BANK OF CANADA, as a Lender

By	/s/ Jay T. Sartain
	Name:	Jay T. Sartain
	Title:	Authorized Signatory

Signature Page to Credit Agreement

FMC Technologies, Inc.

BARCLAYS BANK, as a Lender

By	/s/ Jonathan Wilson
	Name:	Jonathan Wilson
	Title:	Relationship Director

Signature Page to Credit Agreement

FMC Technologies, Inc.

HSBC BANK USA, N.A., as a Lender

By	/s/ Dale Wilson
	Name:	Dale Wilson
	Title:	Senior Vice President

By	/s/ Bruce Robinson
	Name:	Bruce Robinson
	Title:	Vice President

Signature Page to Credit Agreement

FMC Technologies, Inc.

MALAYAN BANKING BERHAD, NEW YORK BRANCH, as a Lender

By	/s/ Fauzi Zulkifli
Fauzi Zulkifli
General Manager

Signature Page to Credit Agreement

FMC Technologies, Inc.

THE BANK OF TOKYO-MITSUBISH UFJ, LTD., as a Lender

By	/s/ Linda Terry
	Name:	Linda Terry
	Title:	Authorized Signatory

Signature Page to Credit Agreement

FMC Technologies, Inc.

FIRST COMMERCIAL BANK, NEW YORK AGENCY, as a Lender

By	/s/ Jenn-Hwa Wang
	Name:	Jenn-Hwa Wang
	Title:	VP & General Manager

Signature Page to Credit Agreement

FMC Technologies, Inc.

BANK OF TAIWAN, NEW YORK AGENCY, as a Lender

By	/s/ Thomas K.C. Wu
	Name:	Thomas K.C. Wu
	Title:	VP & General Manager

Signature Page to Credit Agreement

FMC Technologies, Inc.

THE NORTHERN TRUST COMPANY, as a Lender

By	/s/ Keith L. Burson
	Name:	Keith L. Burson
	Title:	Vice President

Signature Page to Credit Agreement

FMC Technologies, Inc.

CHANG HWA COMMERCIAL BANK, LTD., NEW YORK BRANCH, as a Lender

By	/s/ Eric Y.S. Tsai
	Name:	Eric Y.S. Tsai
	Title:	VP & General Manager

Signature Page to Credit Agreement

FMC Technologies, Inc.

HUA NAN COMMERCIAL BANK LTD., LOS ANGELES BRANCH, as a Lender

By	/s/ Oliver C.H. Hsu
	Name:	Oliver C.H. Hsu
	Title:	V.P. & General Manager

Signature Page to Credit Agreement

FMC Technologies, Inc.

MEGA INTERNATIONAL COMMERCIAL BANK CO., LTD. NEW YORK BRANCH, as a Lender

By	/s/ Priscilla H.T. Hsing
	Name:	Priscilla H.T. Hsing
	Title:	Vice President & Deputy General Manager

Signature Page to Credit Agreement

FMC Technologies, Inc.

MORGAN STANLEY BANK, N.A., as a Lender

By	/s/ Ryan Vetsch
	Name:	Ryan Vetsch
	Title:	Authorized Signatory

Signature Page to Credit Agreement

FMC Technologies, Inc.

SCHEDULE 2.01

COMMITMENTS

Lender	Commitment
Bank of America, N.A.	$28,000,000.00
DnB NOR Bank ASA	$28,000,000.00
Wells Fargo Bank, N.A.	$28,000,000.00
US Bank National Association	$28,000,000.00
JPMorgan Chase Bank, N.A.	$19,000,000.00
Royal Bank of Scotland plc	$19,000,000.00
Citibank, N.A.	$19,000,000.00
UBS Loan Finance LLC	$19,000,000.00
Nordea Bank Norge ASA	$19,000,000.00
PNC Bank, National Association, successor to National City Bank	$14,000,000.00
Skandinaviska Enskilda Banken AB (publ)	$14,000,000.00
Royal Bank of Canada	$14,000,000.00
Barclays Bank	$14,000,000.00
HSBC Bank USA, N.A.	$14,000,000.00
Malayan Banking Berhad, New York Branch	$14,000,000.00
The Bank of Tokyo-Mitsubishi UFJ, LTD.	$13,571,428.57
First Commercial Bank, New York Agency	$10,000,000.00
Bank of Taiwan, New York Agency	$8,000,000.00
The Northern Trust Company	$5,500,000.00
Chang Hwa Commercial Bank, Ltd., New York Branch	$5,500,000.00
Hua Nan Commercial Bank Ltd., Los Angeles Branch	$5,500,000.00
Mega International Commercial Bank Co., Ltd.	$5,500,000.00
Morgan Stanley Bank, N.A.	$5,428,571.43

TOTAL	$350,000,000.00

Schedule 2.01 – Page 1

SCHEDULE 6.01

EXISTING LIENS

Forklifts and related equipment leased or acquired from Citicorp Del Lease, Inc.

2.	Computer and related equipment leased by or acquired from Cisco Systems Capital Corporation

3.	Computer and related equipment leased or acquired from Computer Sales International, Inc. and assigns

4.	Computer and related equipment and related software leased or acquired from IBM Credit LLC

5.	Motor vehicle and related assets leased or acquired from Gelco Corporation, d/b/a GE Capital Fleet Services

6.	Miscellaneous equipment leased or acquired from Bankers/Softec Divisions of EAB Leasing Corp.

7.	Forklifts leased or acquired from Toyota Motor Credit Corp.

8.	Computer and related equipment leased or acquired from CSI Leasing, Inc. and assigns

9.	Passenger boarding bridges, power unit and related equipment leased or acquired from Port of Portland

10.	Copy machines and related equipment leased or acquired from Konica Minolta Business Solutions U.S.A. Inc.

11.	Miscellaneous equipment leased or acquired from NMHG Financial Services, Inc.

12.	Miscellaneous equipment leased or acquired from De Lage Landen Financial Services, Inc.

13.	Copy machines, imaging/duplication equipment and other miscellaneous equipment leased or acquired from General Electric Capital Corporation

14.	Parts washers and related equipment leased or acquired from Ervin Leasing Company

15.	Miscellaneous equipment leased or acquired from Bank of the West and general intangibles that are proceeds of the collateral

16.	State Tax Lien held by Mississippi State Tax Commission in the amount of $146,779.00

17.	Registration of Administrative Judgment in Chicago Municipal Court held by the City of Chicago in the amount of $1525.00

18.	Notice of Construction Lien held by Independence Recycling of Florida, Inc. in the amount of $19,848.35

19.	Modular assets leased or acquired from Resun Leasing, Inc.

20.	Miscellaneous equipment leased or acquired from Raymond Leasing Corporation

21.	Caterpillar leased or acquired from Citicorp Leasing, Inc.

22.	Motor vehicles and related assets leased or acquired from Donlen Fleet Leasing Ltd./Location de Flottes Donlen Ltee.

23.	Computer and related equipment leased or acquired from Capital One Bank, formerly known as Hibernia National Bank

24.	Miscellaneous equipment leased or acquired from Carbaldav

Schedule 6.01 – Page 1

25.	Computer and related equipment leased or acquired from Dell Financial Services, L.P.

26.	Computer and related equipment leased or acquired from First Bank of Highland Park

27.	Computer and related equipment leased or acquired from Banc of America Leasing & Capital, LLC

28.	Computer and related equipment leased or acquired from Unity National Bank

29.	Forklifts leased or acquired from Wells Fargo Bank, N.A.

30.	Miscellaneous equipment leased or acquired from U.S. Bancorp Equipment Finance, Inc.

31.	Miscellaneous equipment leased or acquired from California First Leasing Corporation

32.	Miscellaneous equipment leased or acquired from Ellison Technologies

33.	Miscellaneous equipment of Toolmex Corporation held by Technisys, Inc. as bailee

Schedule 6.01 – Page 2

SCHEDULE 9.01

ADMINISTRATIVE AGENT’S OFFICE;

CERTAIN ADDRESSES FOR NOTICES

BORROWER:

FMC Technologies, Inc.

1803 Gears Road

Houston, Texas 77067

Attention: Alf Melin

Telephone: (281) 591-3991

Telecopier: (281) 260-2123

Electronic Mail: alf.melin@fmcti.com

Website Address: www.fmctechnologies.com

With a copy to:

Jeffrey Carr

Vice President and General Counsel

FMC Technologies, Inc.

1803 Gears Road

Houston, Texas 77067

Telephone: (281) 591-4585

Telecopier: (281) 591-4422

Electronic Mail: jeffrey.carr@fmcti.com

ADMINISTRATIVE AGENT:

For Requests for Borrowings and Pricing Information:

BANK OF AMERICA, N.A.

Agency Management

901 Main Street, 14th Floor

Mail Code: TX1-492-14-04

Dallas, Texas 75202-3714

Attention: Melissa Lopez

Telephone: (214) 209-2031

Facsimile: (214) 290-9485

Electronic Mail: melissa.lopez@bankofamerica.com

For Payments:

BANK OF AMERICA, N.A.

901 Main Street, 14th Floor

Mail Code: TX1-492-14-11

Dallas, Texas 75202-3714

Attention: Melissa Lopez

Telephone: (214) 209-2031

Facsimile: (214) 290-9485

Electronic Mail: melissa.lopez@bankofamerica.com

Account No.: 1292000883

Ref: FMC Technologies

Attention: Loans Processing

ABA#: 026009593

Schedule 9.01 – Page 1

Other Notices as Administrative Agent:

BANK OF AMERICA, N.A.

Agency Management

901 Main Street, 14th Floor

Mail Code: TX1-492-14-04

Dallas, Texas 75202-3714

Attention: Renita M. Cummings

Telephone: (214) 209-4130

Facsimile: (214) 290-8371

Electronic Mail: renita.m.cummings@bankofamerica.com

Schedule 9.01 – Page 2

EXHIBIT A

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable Law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender]1]

3.	Borrower:	FMC TECHNOLOGIES, INC.

4.	Administrative Agent:	Bank of America, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement:	The Credit Agreement dated as of January 13, 2010 among FMC Technologies, Inc., the Lenders parties thereto, Bank of America, N.A., as Administrative Agent, and the other agents parties thereto

6.	Assigned Interest:

[1]	Select as applicable.

Exhibit A - Page 1

Form of Assignment and Assumption

Assignee	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[2]
	$	$	$
	$	$	$
	$	$	$

Trade Date:                     3

Effective Date:             , 20            [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The Assignee agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its Related Parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable Laws, including Federal and state securities Laws.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:

Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:

Title:

[2]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[3]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

Exhibit A - Page 2

Form of Assignment and Assumption

[Consented to and][4] Accepted:

[NAME OF ADMINISTRATIVE AGENT], as

Administrative Agent

By:

Title:

[Consented to:][5]

[NAME OF RELEVANT PARTY]

By:

Title:

[4]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[5]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

Exhibit A - Page 3

Form of Assignment and Assumption

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (vi) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption

Exhibit A - Page 4

Form of Assignment and Assumption

by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the Law of the State of New York.

Exhibit A - Page 5

Form of Assignment and Assumption

EXHIBIT B

FORM OF OPINIONS OF BORROWER’S COUNSEL

January [    ], 2010

Each of the Addressees Listed in

the Attached Schedule I

Re:	Credit Agreement

Ladies and Gentlemen:

We have acted as special New York counsel to FMC Technologies, Inc., a corporation organized under the laws of the State of Delaware (the “Company”), in connection with the transactions contemplated by the Credit Agreement, dated as of the date hereof (the “Agreement”), among the Company, the Lenders and Agents party thereto, and Bank of America, N.A., as Administrative Agent. This opinion letter is furnished to you pursuant to Section 4.01(b) of the Agreement. Unless otherwise defined in the body of this opinion letter, capitalized terms used herein shall have the meanings assigned to such terms in the Agreement.

In rendering the opinions set forth below, we have reviewed an execution copy of the following documents and instruments:

(i) the Agreement; and

(ii) the promissory notes, dated as of the date hereof (the “Notes”), issued by the Company in favor of certain Lenders.

The documents listed in clause (i) through (ii) above are referred to herein as the “Opinion Documents.” Additionally, in rendering the opinions set forth below, we have reviewed such other records, certificates and documents as we have deemed appropriate for the purposes of such opinions. As to any facts material to our opinion, we have made no independent investigation of such facts and have relied, to the extent that we deem such reliance proper, upon statements of public officials and officers or other representatives of the Company and on the representations and warranties relating to factual matters set forth in the Opinion Documents.

In rendering the opinions expressed below, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies, which assumptions we have not independently verified. In addition, with your permission and without independent investigation, we have made the following assumptions:

(i) Each party to the Opinion Documents (each, a “Transaction Party”) is a corporation, partnership, limited liability company or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization;

(ii) Each Transaction Party has full power and authority (corporate, partnership, limited liability company or otherwise) to execute, deliver and perform its obligations under the Opinion Documents to which it is a party;

(iii) Each Opinion Document has been duly executed and delivered by each Transaction Party that is a party thereto;

Exhibit B - Page 1

Form of Opinion of Vinson & Elkins LLP

(iv) The execution, delivery and performance by each Transaction Party of the Opinion Documents to which it is a party have been duly authorized by all necessary entity action (corporate, partnership, limited liability company or otherwise) and do not contravene the constituent documents of such Transaction Party;

(v) The execution, delivery and performance by each Transaction Party of the Opinion Documents to which it is a party do not conflict with or result in the breach of any document or instrument binding on it;

(vi) The execution, delivery and performance by each Transaction Party of the Opinion Documents to which it is a party do not contravene any provision of any law, rule, regulation, order, validation, writ, judgment, injunction, decree, determination or award applicable to any of them;

(vii) No authorization, approval, consent, order, validation, license, franchise, permit or other action by, and no notice to or filing, recording or registration with, any Governmental Authority or any other third party is required for the due execution, delivery and performance by each Transaction Party of the Opinion Documents to which it is a party that has not been duly obtained or made and that is not in full force and effect;

(viii) The Opinion Documents constitute the valid, binding and enforceable obligations of each party thereto (other than the Company); and

(ix) The laws of any jurisdiction other than the laws that are the subject of this opinion letter do not affect the terms of the Opinion Documents.

With respect to certain of the foregoing matters as they relate to the Company, please refer to the opinion letter, dated as of the date hereof, delivered to you by Elizabeth Cook, Assistant General Counsel of the Company.

Based upon the foregoing, and subject to the assumptions, qualifications, exceptions and limitations set forth herein, it is our opinion that each Opinion Document constitutes the valid and binding obligation of the Company enforceable against it in accordance with its terms.

The opinion set forth above is subject to the following qualifications and exceptions:

(a) The enforceability of each Opinion Document and the provisions thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other laws now or hereafter in effect relating to or affecting enforcement of creditors’ rights generally and by general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing), regardless of whether such enforcement is considered in a proceeding in equity or at law.

(b) With respect to our opinion set forth above, we express no opinion with respect to the validity or enforceability of the following provisions to the extent that they are contained in the Opinion Documents: (i) provisions purporting to release, exculpate, hold harmless, or exempt any person or entity from, or to require indemnification or contribution of or by any person or entity for, liability for any matter to the extent that the same are inconsistent with applicable law (including case law) or with public policy; (ii) provisions purporting to waive, subordinate or not give effect to rights to notice, demands, legal defenses or other rights or benefits that cannot be waived, subordinated or rendered ineffective under applicable law; (iii) provisions purporting to provide remedies inconsistent with applicable law; (iv) provisions relating to the creation, attachment, perfection or enforceability of any security interest; (v) provisions relating to powers of attorney, severability or set-offs; (vi) provisions restricting access to courts or purporting to affect the jurisdiction or venue of courts (other than the courts of the State of New York with respect to Opinion Documents governed by the laws of the State of New York); (vii) provisions setting out methods for service of process; (viii) provisions purporting to exclude all conflicts-of-law rules; (ix) provisions pursuant to which a party agrees that a judgment rendered by a court or other tribunal in one jurisdiction may be enforced in any other jurisdiction; (x) provisions providing that decisions by a party are conclusive or may be made in its sole discretion; (xi) provisions providing for liquidated damages to the extent that they may be deemed a

Exhibit B - Page 2

Form of Opinion of Vinson & Elkins LLP

penalty; or (xii) provisions providing for voting of claims in bankruptcy. Additionally, with respect to our opinion set forth in paragraph 1 above, such opinion is subject to possible judicial action giving effect to governmental actions or foreign laws affecting creditors’ rights. Our opinions are based solely on our reading of the Opinion Documents. We note that enforceability of the Opinion Documents may be affected by the parties course of dealing, or by waivers, modifications or amendments (whether made in writing, orally, or by course of conduct), and we express no opinion on the effect of the foregoing on the enforceability of the Opinion Documents.

(c) Insofar as our opinion set forth above relates to the enforceability under New York law of the provisions of the Opinion Documents choosing New York law as the governing law thereof, such opinion is rendered solely in reliance upon the Act of July 19, 1984, ch. 421, 1984 McKinney’s Sess. Law of N.Y. 1406 (codified at N.Y. Gen. Oblig. Law §§5-1401 (McKinney 1989)) (the “Act”) and is subject to the qualifications that such enforceability (i) as specified in the Act, does not apply to the extent provided to the contrary in subsection two of Section 1-105 of the NY UCC, (ii) may be limited by public policy considerations of any jurisdiction in which enforcement of such provisions is sought, and (iii) is subject to any U.S. Constitutional requirement under the Full Faith and Credit Clause or the Due Process Clause thereof or the exercise of any applicable judicial discretion in favor of another jurisdiction.

We express no opinion as to the laws of any jurisdiction other than the laws of the State of New York and the federal laws of the United States of America.

This opinion has been prepared in accordance with the customary practice of lawyers who regularly give and lawyers who regularly advise recipients regarding opinions of this kind.

This opinion letter is rendered as of the date set forth above. We expressly disclaim any obligation to update this letter after such date.

This opinion letter is given solely for your benefit and the benefit of the Lenders in connection with the transactions contemplated by the Opinion Documents and may not be furnished to, or relied upon by, any other person or for any other purpose without our prior written consent. Notwithstanding the foregoing, at your request, we hereby consent to reliance hereon by any future assignee of the Lenders’ interests in the loans under the Agreement pursuant to an assignment that is made and consented to in accordance with the express provisions of Section 9.04 of the Agreement, on the condition and understanding that (a) this letter speaks only as of the date hereof, (b) we have no responsibility or obligation to update this letter, to consider its applicability or correctness to any person other than its addressee(s), or to take into account changes in law, facts or any other developments of which we may later become aware, and (c) any such reliance by a future assignee must be actual and reasonable under the circumstances existing at the time of assignment, including any changes in law, facts or any other developments known to or reasonably knowable by the assignee at such time.

Very truly yours,

Vinson & Elkins LLP

Exhibit B - Page 3

Form of Opinion of Vinson & Elkins LLP

SCHEDULE I TO OPINION LETTER

Addressees

Bank of America, N.A., as Administrative Agent

Each Lender that is as of the date of this letter a party to the Agreement

Exhibit B - Page 4

Form of Opinion of Vinson & Elkins LLP

FORM OF OPINION OF ASSISTANT GENERAL COUNSEL

January [    ], 2010

To Bank of America, N.A., as Administrative Agent,

        and each of the Lenders and Agents party to the

        Credit Agreement referred to below

Re:	FMC Technologies, Inc.

Ladies and Gentlemen:

I am the Assistant General Counsel of FMC Technologies, Inc. (the “Borrower”), and have acted as counsel to the Borrower in connection with the preparation, execution and delivery of, and the consummation of the transaction contemplated by, the Credit Agreement dated as of January     , 2010 (the “Credit Agreement”), by and among the Borrower, the financial institutions party thereto as Lenders and agents, and Bank of America, N.A., as Administrative Agent for the Lenders (the “Agent”).

This opinion is rendered to you pursuant to the requirements of the Credit Agreement. Capitalized terms defined in the Credit Agreement, used herein, and not otherwise defined herein, shall have the meanings given them in the Credit Agreement.

In so acting, I have examined originals or copies (certified or otherwise identified to my satisfaction) of the following documents:

1. the Credit Agreement; and

2. the Notes issued by the Borrower on the date hereof.

The agreements specified in clauses (1) and (2) above are collectively referred to as the “Agreements”.

In addition, I have examined such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Borrower, and have made such inquiries of such officers and representatives, as I have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

In such examination, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified, conformed or photocopies and the authenticity of the originals of such latter documents. As to all questions of fact material to the opinions set forth herein that have not been independently established, I have relied upon certificates or comparable documents of officers and representatives of the Borrower and upon the representations and warranties of the Borrower contained in the Agreements.

I am licensed to practice law in the States of New York and Louisiana and this opinion is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

Based on the foregoing, and subject to the qualifications stated herein, I am of the opinion that:

1.	The Borrower is a corporation validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

2.	The Borrower is duly qualified to transact business and is in good standing as a foreign corporation in each jurisdiction where the failure to be so qualified would have a Material Adverse Effect.

Exhibit B - Page 1

Form of Opinion of Assistant General Counsel

3.	The Borrower has all requisite corporate power and authority to execute, deliver and perform the Agreements to which it is a party. The execution, delivery and performance by the Borrower of the Agreements to which it is a party have been duly authorized by all necessary corporate action on the part of the Borrower. The Borrower has duly executed and delivered the Agreements to which it is a party.

4.	The execution, delivery and performance by the Borrower of the Agreements to which it is a party will not conflict with, constitute a default under or violate (i) any of the terms, conditions or provisions of the Certificate of Incorporation or By-laws of the Borrower, (ii) any of the terms, conditions or provisions of any material contractual obligation of the Borrower of which I am aware, (iii) any New York, Delaware corporate or federal requirement of law or (iv) any judgment, writ, injunction, decree, order or ruling of any court or governmental authority of which I am aware which is binding on the Borrower.

5.	No consent, approval, waiver, license or authorization or other action by or filing with any New York, Delaware corporate or federal Governmental Authority of which I am aware is required in connection with the execution, delivery or performance by the Borrower of the Agreements to which it is a party.

6.	The borrowings by and other financial accommodations provided to the Borrower under the Agreements and the application of proceeds thereof as provided in the Credit Agreement will not violate Regulation U or X of the Board.

7.	Neither the Borrower nor any Person controlling the Borrower is required to be registered as an “investment company” under the Investment Company Act of 1940.

8.	To my knowledge, there is no action, suit, proceeding, governmental investigation or arbitration, at law or in equity or before any governmental authority, pending or overtly threatened against the Borrower (i) with respect to any Agreement or challenging any of the Lenders’ or the Administrative Agent’s rights or remedies thereunder or (ii) which is reasonably likely to be adversely determined and, if so determined, would be reasonably likely to materially adversely affect the ability of the Borrower to perform its obligations under the Agreements to which it is a party.

My opinion in Paragraph 4(iii) is based upon my review of those requirements of law which in my experience are normally applicable to or normally relevant in connection with transactions of the type provided for in the Agreements.

The opinions expressed herein are effective only as of the date of this opinion letter. I do not assume responsibility for updating this opinion letter as of any date subsequent to the date of this opinion letter, and I assume no responsibility for advising you of (i) any change with respect to any matter described in this opinion letter or (ii) the discovery subsequent to the date of this opinion letter of factual information not previously known to me pertaining to events occurring prior to the date of this opinion letter.

This opinion letter is rendered solely to you in connection with the above-described transactions. This opinion letter may not be relied upon by you for any other purpose, or relied upon by any other Person (other than your successors and permitted assigns under the Credit Agreement) for any purpose, without in each case my prior written consent.

Very truly yours,

Elizabeth Cook
Assistant General Counsel

Exhibit B - Page 2

Form of Opinion of Assistant General Counsel

EXHIBIT C

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:                     , 20

To: Bank of America, N.A., as Administrative Agent, and each of the Lenders party to the Credit Agreement described below

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement dated as of January 13, 2010 (as amended, restated, extended, supplemented, or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among FMC Technologies, Inc. (the “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent.

The undersigned hereby certifies as of the date hereof that he/she is the                      of the Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent and the Lenders, not individually, but on behalf of the Borrower, and that:

[Use following for fiscal year-end financial statements]

1. Attached hereto as Schedule 1 are the year-end audited financial statements required by Section 5.01(a) of the Agreement for the fiscal year of the Borrower ended as of the above date, together with the report of an independent certified public accountant required by such section.

[Use following for fiscal quarter-end financial statements]

1. Attached hereto as Schedule 1 are the unaudited financial statements required by Section 5.01(b) of the Agreement for the fiscal quarter of Borrower ended as of the above date. Such financial statements fairly present in all material respects the financial condition, results of operations and cash flows of the Borrower and its Consolidated Subsidiaries in accordance with United States generally accepted accounting principles as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

2. The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Borrower during the accounting period covered by the attached financial statements.

3. A review of the activities of the Borrower during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Borrower performed and observed all obligations under the Loan Documents, and

[select one:]

[to the best knowledge of the undersigned during such fiscal period, the Borrower performed and observed each covenant and condition of the Loan Documents applicable to it.]

— or—

[the following covenants or conditions have not been performed or observed and the following is a list of each such Default or Event of Default and its nature and status:]

4. The financial covenant analyses and information set forth on Schedule 2 attached hereto are true and accurate on and as of the date of this Certificate.

Exhibit C - Page 1

Form of Compliance Certificate

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of                     , 20    .

FMC TECHNOLOGIES, INC.

By:

Name:

Title:

Exhibit C - Page 2

Form of Compliance Certificate

Schedule 2

Compliance Certificate Financial Statement Date:

Set forth below are the calculations determining the compliance with the requirements of Section 6.10.

Section 6.10 - Adjusted Total Debt as of the Financial Statement Date to Consolidated EBITDA for the period of four consecutive fiscal quarters ending on the Financial Statement Date is to 1.00. See below for calculations.

Total Debt to EBITDA Ratio

For the four consecutive quarters ended

$ in millions

Total Debt to EBITDA ratio as defined below results in the following ratio:

Adjusted Total Debt

Consolidated EBITDA

Long Term Debt + Short Term Debt + Current Portion of LTD

+ Third party Guarantees + Capital Lease Obligations

+ Deferred Purchase Price + Financial Standby LCs — Hybrid Securities

Consolidated Net Income + Income Tax + Interest Expense

+ Depreciation and Amortization + Other Non-cash Charges

- Non-cash Credits + Consolidated EBITDA from prior 3 quarters

Actual Ratio =            to 1.00

Maximum Ratio = 3.50 to 1.00

Exhibit C - Page 3

Form of Compliance Certificate

EXHIBIT D

FORM OF COMMITMENT INCREASE AGREEMENT

Reference is made to the Credit Agreement dated as of January 13, 2010 (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”) among FMC TECHNOLOGIES, INC., a Delaware corporation (the “Borrower”), certain lenders named therein (the “Lenders”) and Bank of America, N.A., as Administrative Agent for the Lenders (the “Administrative Agent”). Terms defined in the Credit Agreement are used herein with the same meaning.

The undersigned Lender agrees with the Borrower and the Administrative Agent as follows:

1. Pursuant to Section 2.20 of the Credit Agreement, the Lender hereby agrees that its Commitment is increased from $            to $            .

2. The Lender (i) confirms that it has received a copy of the Credit Agreement, together with copies of the most recent annual and quarterly financial statements referred to in Section 5.01 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Commitment Increase Agreement; and (ii) agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement.

3. Following the execution of this Commitment Increase Agreement, it will be delivered to the Administrative Agent for acceptance and recording by the Administrative Agent. The effective date for this Commitment Increase Agreement (the “Effective Date”) shall be the date of acceptance hereof by the Administrative Agent, as reflected beneath its signature below.

4. Upon such acceptance and recording by the Administrative Agent, (i) as of the Effective Date, the Lender shall have the increased Commitment contemplated hereby and (ii) on such date as the Administrative Agent may direct and through the Administrative Agent, the Lender shall make Loans, the proceeds of which shall be paid to the other Lenders, so that after giving effect thereto each of the Lenders holds its Applicable Percentage of the Loans outstanding on such date.

5. This Commitment Increase Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York.

6. This Commitment Increase Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

Exhibit D - Page 1

Form of Commitment Increase Agreement

IN WITNESS WHEREOF, the Lender, the Borrower, and the Administrative Agent have caused this Commitment Increase Agreement to be executed by their officers thereunto duly authorized as                     , 20    .

[NAME OF INCREASING LENDER]

By:
Name:
Title:

FMC TECHNOLOGIES, INC.

By:
Name:
Title:

BANK OF AMERICA, N.A., as the Administrative Agent

By:
Name:
Title:

Exhibit D - Page 2

Form of Commitment Increase Agreement

EXHIBIT E

FORM OF JOINDER AGREEMENT

Reference is made to the Credit Agreement dated as of January 13, 2010 (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”) among FMC TECHNOLOGIES, INC., a Delaware corporation (the “Borrower”), certain lenders named therein (the “Lenders”) and Bank of America, N.A., as Administrative Agent for the Lenders (the “Administrative Agent”). Terms defined in the Credit Agreement are used herein with the same meaning.

The undersigned new Lender, the Borrower, and the Administrative Agent agree as follows:

1. Pursuant to Section 2.20 of the Credit Agreement, the new Lender hereby assumes a Commitment of $            under the Credit Agreement.

2. The new Lender (i) confirms that it has received a copy of the Credit Agreement, together with copies of the most recent annual and quarterly financial statements referred to in Section 5.01 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Joinder Agreement; (ii) agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) appoints and authorizes the Administrative Agent to act on its behalf as the Administrative Agent under the Credit Agreement and to take such action on its behalf and to exercise such powers and discretion under the Credit Agreement as are delegated to the Administrative Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; (iv) agrees that it will perform in accordance with their terms all of the obligations that by the terms of the Credit Agreement and the other Loan Documents are required to be performed by it as a Lender; and (v) attaches any U.S. Internal Revenue Service or other forms required under Section 2.17 of the Credit Agreement.

3. Following the execution of this Joinder Agreement, it will be delivered to the Administrative Agent for acceptance and recording by the Administrative Agent. The effective date for this Joinder Agreement (the “Effective Date”) shall be the date of acceptance hereof by the Administrative Agent, as reflected beneath its signature below.

4. Upon such acceptance and recording by the Administrative Agent, (i) as of the Effective Date, the new Lender shall be a party to the Credit Agreement and, to the extent provided in this Joinder Agreement, have the rights and obligations of a Lender thereunder, and (ii) on such date as the Administrative Agent may direct and through the Administrative Agent, the new Lender shall make Loans, the proceeds of which shall be paid to the other Lenders, so that after giving effect thereto each of the Lenders holds its Applicable Percentage of the Loans outstanding on such date.

5. This Joinder Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York.

6. This Joinder Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the new Lender, the Borrower, and the Administrative Agent have caused this Joinder Agreement to be executed by their officers thereunto duly authorized as of                     , 200  .

Exhibit E - Page 1

Form of Joinder Agreement

[NAME OF NEW LENDER]

By:
Name:
Title:

Lending Office for Base Rate Loans:

Lending Office for Eurodollar Rate Loans:

FMC TECHNOLOGIES, INC.

By:
Name:
Title:

BANK OF AMERICA, N.A., as the Administrative Agent

By:
Name:
Title:

Exhibit E - Page 2

Form of Commitment Increase Agreement

EXHIBIT F

FORM OF BORROWING REQUEST/INTEREST ELECTION REQUEST

Date:                     ,

To:	Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of January 13, 2010 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among FMC Technologies, Inc. (the “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent.

The undersigned hereby requests (select one):

☐ A Borrowing of Revolving Loans                     ☐ A conversion or continuation of Revolving Loans

1.	On (a Business Day).

2.	In the amount of $ .

3.	Comprised of .

[Type of Revolving Loan requested]

4.	For Eurodollar Borrowing: with an Interest Period of months.

The Borrower certifies that on the date of this request and on the date of the above Revolving Borrowing or conversion (after giving effect to the requested Revolving Borrowing or conversion) (a) all of the representations and warranties in Article III shall be true and correct in all material respects on and as of the date of such Revolving Borrowing, except that (i) to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall have been true and correct in all material respects as of such earlier date, and (ii) the representations and warranties set forth in Section 3.04(c) and 3.05 shall be required to be true and correct in all material respects only on the occasion of any Revolving Borrowing which has the effect of increasing the outstanding principal amount of the obligations under the Agreement; and (b) at the time of and immediately after giving effect to such Revolving Borrowing, no Default shall have occurred and be continuing.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of             , 20    .

FMC TECHNOLOGIES, INC.

By:
Name:
Title:

Exhibit F - Page 1

Form of Loan Notice

EXHIBIT G

FORM OF NOTE

                    ,

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to                                          or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Loan from time to time made by the Lender to the Borrower under that certain Credit Agreement, dated as of January 13, 2010 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among the Borrower, the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent.

The Borrower promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Note is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of intent to accelerate, notice of acceleration and notice of protest, demand, dishonor, and non-payment of this Note.

The provisions of Section 9.13 of the Agreement are incorporated herein by reference.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

FMC TECHNOLOGIES, INC.

By
Name:
Title:

i